Exhibit 10.5

AMENDED AND RESTATED EXECUTIVE AGREEMENT

This Amended and Restated Executive Agreement (the “Agreement”) is made as of the 25th day of July, 2018 (the “Effective Date”) by and between Virtusa Corporation (the “Company”), and Roger Keith Modder (the “Executive”).

WHEREAS, the Company and the Executive are parties to an executive agreement dated April 5, 2007 (the “Prior Agreement”);

WHEREAS, the Company and the Executive desire to amend, restate, and supersede in all respects the Prior Agreement by entering into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Term.  The term of this Agreement shall commence on the Effective Date and continue for a three-year period (the “Initial Term”). Thereafter, the term of this Agreement shall automatically renew for additional one-year periods (each, a “Renewal Term”) in accordance with the terms of this Agreement unless either party notifies the other party in writing of its intention not to renew this Agreement (a “Notice of Nonrenewal”) at least 90 days prior to the expiration of the Initial Term or the then current Renewal Term, as applicable (such period, the “Advance Notice Period”).  The Initial Term, together with any Renewal Term(s), shall hereinafter be referred to as the “Term.”  In event of a Change in Control, the Term shall end on the later of (i) the expiration date of the Term as appropriately specified in a Notice of Nonrenewal; or (ii) 24 months from the effective date of the Change in Control.

2.                                      Certain Definitions.

(a)                                 Base Salary.  The annual base salary in effect for the Executive at any given time during the Executive’s employment by the Company is referred to herein as “Base Salary.”

(b)                                 Change in Control.  A “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events:

(i)                                     any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)                                  persons who, as of the date hereof, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)                               the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

(iv)                              the approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (b)(i) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (b)(i).  In addition, and notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (b)(iii)(B) solely as a result of an asset sale to an entity directly or indirectly controlled by a majority of Company shareholders.

(c)                                  Change in Control Period.  “Change in Control Period” means the period beginning on the date of a Change in Control and ending on the two-year anniversary of the Change in Control.

(d)                                 Qualifying Termination Event.  A “Qualifying Termination Event” shall mean either: (i) a termination of the Executive’s employment by the Company for any reason other than for Cause, death or Disability (as defined below); or (ii) termination of the Executive’s employment with the Company by the Executive for Good Reason, both as set forth below:

(i)                                     Termination of Executive’s Employment by the Company. Notwithstanding Section 1 and subject to Section 9 of this Agreement, the Company may terminate the Executive’s employment at any time for any reason, provided if during the Term the Company elects to terminate the Executive’s employment for any reason other than for Cause, death or Disability, such termination of Executive’s employment shall be a Qualifying Termination Event.  For purposes of this Agreement, “Cause” shall mean:

(A)                               conduct by the Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; or

(B)                               the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury to the Company or any of its subsidiaries and affiliates if he were retained in his position; or

(C)                               continued, willful and deliberate non-performance by the Executive of his duties to the Company (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; or

(D)                               a violation by the Executive of the Company’s employment policies which has continued following written notice of such violation from the Board; or

(E)                                willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.

For purposes of clauses (A), (C) and (E) hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s act, or failure to act, was in the best interests of the Company and its subsidiaries and affiliates.  For purposes of this Agreement, the Executive will be considered to have a “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties to the Company on a full-time basis for 180 calendar days in the aggregate in any 12-month period.

For the avoidance of doubt, if the Executive’s employment is terminated as a result of the Executive’s death or Disability, by the Company for Cause, or by the Executive for any reason other than for Good Reason, the ending of the employment relationship shall not be a Qualifying Termination Event.  Further, a Qualifying Termination Event shall not be deemed to have occurred solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company following a Change in Control.

(ii)                                  Termination of Executive’s Employment by the Executive.  Notwithstanding Section 1 and subject to Section 9 of this Agreement, the Executive may terminate the Executive’s employment at any time for any reason, provided if during the Term the Executive elects to terminate the Executive’s employment for Good Reason, such termination of Executive’s employment shall be a Qualifying Termination Event. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:

(A)                               a substantial diminution or other substantial adverse change, not consented to by the Executive, in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties from the responsibilities, authorities, powers, functions or duties exercised by the Executive immediately prior to a Qualifying Termination Event; or

(B)                               a material reduction in the Executive’s Base Salary or targeted total annual cash compensation (i.e., Base Salary and Target Bonus) as in effect on the date hereof or as the same may be increased from time to time hereafter except for across-the-board reductions similarly affecting all or substantially all management employees; or

(C)                               the relocation of the Company’s offices at which the Executive is principally employed immediately prior to the date of a Qualifying Termination Event (the “Current Offices”) to any other location more than 50 miles from the Current Offices, or the requirement by the Company for the Executive to be based anywhere other than the Current Offices, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Qualifying Termination Event; or

(D)                               the failure by the Company to obtain an effective agreement from any successor to assume and agree to perform this Agreement, as required by Section 22.

“Good Reason Process” means that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition;

(iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 30 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(e)                                  Replacement Award.  Subject to the approval of the Compensation Committee, an award that qualifies as a “Replacement Award” must satisfy the following conditions: (i) preserves the award’s pre-Change in Control value; (ii) relates to a publicly-traded equity security that is listed on a U.S. national securities exchange or is a cash benefit based on the share price at the time of the Change in Control, in either case subject to pre-Change in Control vesting terms, (iii) provides that, upon a Qualifying Termination Event within the Change in Control Period, the Replacement Award will vest and be paid within 60 days of the Date of Termination (and for performance-based awards, provides that such awards will be paid at target without proration) provided the Executive has entered into a Separation Agreement and Release (as defined below).

(f)                                   Target Bonus.  The annual target bonus in effect for the Executive at any given time is referred to herein as the “Target Bonus.”

3.                                      Equity.

(a)                                 Pre-November 2, 2017 Equity Awards.

(i)                                     All stock options and other stock-based awards held by the Executive that are subject to time-based or performance-based vesting and were granted on or before November 2, 2017 (the “Pre-November 2, 2017 Equity Awards”) shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s), the applicable award agreement(s) governing the terms of such equity awards (together with the applicable equity incentive plan(s), the “Equity Documents”) and the terms set forth in this Section 3(a).  Notwithstanding anything to the contrary in the Equity Documents, upon a Change in Control that occurs during the Executive’s employment, all Pre-November 2, 2017 Equity Awards shall immediately accelerate twelve (12) months so that the shares that would have vested in the twelve (12) month period following such Change in Control would become immediately vested and the remaining unvested shares would continue to vest in accordance with their terms but on a schedule that would be twelve (12) months earlier than had the Change in Control not transpired. The Executive shall also be entitled to any other rights and benefits with respect to the Pre-November 2, 2017 Equity Awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted.

(ii)                                  In the event a Qualifying Termination Event occurs within the Change in Control Period, all Pre-November 2, 2017 Equity Awards shall accelerate and become exercisable or non-forfeitable as of the later of (i) the Date of Termination and (ii) the effective date of the Separation Agreement and Release (as defined below).  Any termination or forfeiture of the unvested portion of such equity grants that would otherwise occur on the Date of Termination will be delayed until the Effective Date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective.

(b)                                 Post-November 2, 2017 Equity Awards.

(i)                                     All stock options and other stock-based awards held by the Executive that are subject to time-based or performance-based vesting and were granted after November 2, 2017 (the “Post-November 2, 2017 Equity Awards”) shall continue to be governed by the Equity Documents, provided, and notwithstanding anything to the contrary in the Equity Documents or in the Prior Agreement, the Executive shall not have any right to accelerated vesting of any equity award upon a Change in Control absent a Qualifying Termination Event, and the Executive hereby waives Section 4(c) of the Prior Agreement and any corresponding provision in any equity plan or award agreement with respect to any Post-November 2, 2017 Equity Award.

(ii)                                  Any outstanding, non-vested time-based Post-November 2, 2017 Equity Awards shall immediately vest upon a Change in Control that occurs during the Executive’s employment unless the successor entity assumes, continues or substitutes such awards (in the latter case, with a Replacement Award), in which case such awards would continue to vest and be paid according to their terms.

(iii)                               Any outstanding, non-vested performance-based Post-November 2, 2017 Equity Awards shall immediately vest and be paid at target (without proration) upon a Change in Control that occurs during the Executive’s employment unless the successor entity assumes, continues or substitutes such awards (in the latter case, with a Replacement Award).

4.                                      Severance if a Qualifying Termination Event Occurs within the Change in Control Period.

(a)                                 In the event a Qualifying Termination Event occurs during the Term and within the Change in Control Period, then subject to the Executive signing a separation agreement in substantially the form attached hereto as Exhibit A (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release but in no event later than 50 days after the Date of Termination, the following shall occur:

(i)                                     the Company shall pay to the Executive an amount equal to 1.5 times the sum of (x) the Executive’s Base Salary in effect immediately prior to the Qualifying Termination Event (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) and (y) the Executive’s Target Bonus in effect on the Date of Termination (or the Target Bonus in effect immediately prior to the Change in Control, if higher);

(ii)                                  the Company shall pay to the Executive a pro-rata amount of the Executive’s Target Bonus for the fiscal year of termination based on the length of time that the Executive was employed in the fiscal year of termination prior to the Date of Termination; and

(iii)                               if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination then the Company shall pay to the Executive a lump sum taxable cash payment equal to 18 months of the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company.  For the avoidance of doubt, the taxable payment described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA.

The amounts payable under Section 4(a) shall be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b)                                 Additional Limitation.

(i)                                     Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)                                  For purposes of this Section 4(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)                               The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 4(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

5.                                      Severance if a Qualifying Termination Event Occurs outside the Change in Control Period.  In the event a Qualifying Termination Event occurs during the Term and at any time other than during the Change in Control Period, subject to the Executive signing and not revoking the Separation Agreement and Release, all within the time period set forth in the Separation Agreement and Release but in no event more than 50 days after the Date of Termination, the following shall occur:

(a)                                 the Company shall pay the Executive an amount equal to one times the sum of (x) the Executive’s Base Salary in effect immediately prior to the Qualifying Termination Event, and (y) the Executive’s Target Bonus in effect on the Date of Termination;

(b)                                 the Company shall pay to the Executive a pro-rata amount of the Executive’s Target Bonus for the fiscal year of termination based on the Company’s actual performance during the applicable performance period; and

(c)                                  if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination then the Company shall pay to the Executive a lump sum cash payment equal to 12 months of the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company.  For the avoidance of doubt, the taxable payment described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA.

The amounts payable under Sections 5(a) and (c) shall be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.  The amount payable under Section 5(b) shall be paid within 60 days following the end of the applicable performance period.

6.                                      Section 409A.

(a)                                 Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the

Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)                                 All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)                                  To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)                                 The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)                                  The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.                                      Confidential Information, Noncompetition and Cooperation.

(a)                                 Restrictive Covenants Agreement.  The Executive hereby agrees to the terms of the Employee NonCompetition, Nondisclosure, Non-Solicitation and Developments Agreement, attached hereto as Exhibit B (the “Restrictive Covenants Agreement”), the terms of which are incorporated by reference as material terms of this Agreement.  For the avoidance of doubt the Restrictive Covenants Agreement shall apply regardless of whether the Executive receives payments or benefits under this Agreement.

(b)                                 Third-Party Agreements and Rights.  The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business, other than confidentiality restrictions.  The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party.  In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c)                                  Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(c).

(d)                                 Relief.  The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in the Restrictive Covenants Agreement or this Section 7, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(e)                                  Protected Disclosures and Other Protected Action.  Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation.  In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency.

8.                                      Taxes; Withholding.  Nothing in this Agreement shall be construed to limit the Company’s ability to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings and nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

9.                                      Notice and Date of Termination.

(a)                                 Notice of Termination.  During the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 9.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination.

(b)                                 Date of Termination.  “Date of Termination,” with respect to any purported termination of the Executive’s employment during the term of this Agreement, shall mean the date specified in the Notice of Termination.  In the case of a termination by the Company following a Change in Control other than a termination for Cause (which may be effective immediately), the Date of Termination shall not be less than 30 days after the Notice of Termination is given.  In the case of a termination by the Executive, if the Executive’s employment is terminated by the Executive without Good Reason, 30 days after the date on which a Notice of Termination is given, and if the Executive’s employment is terminated by the Executive with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

10.                               No Mitigation.  The Company agrees that, if the Executive’s employment by the Company is terminated during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 4 or Section 5 (as applicable) hereof.  Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

11.                               Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 11 shall be specifically enforceable. Notwithstanding the foregoing, this Section 11 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 11.

12.                               Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 11 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts.  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

13.                               Integration.  This Agreement, along with the Restrictive Covenants Agreement, shall constitute the sole and entire agreement among the parties with respect to the subject matter hereof, and supersedes and cancels all prior, concurrent and/or contemporaneous arrangements, understandings, promises, programs, policies, plans, practices, offers, agreements and/or discussions, whether written or oral, by or among the parties regarding the subject matter hereof, including, but not limited to, the Prior Agreement (and any amendments thereto) and those constituting or concerning employment agreements, change in control benefits and/or severance benefits; provided, however, that this Agreement is not intended to, and shall not, supersede, affect, limit, modify or terminate any of the following, all of which shall remain in full force and effect in accordance with their respective terms: (i) any written agreements, programs, policies, plans, arrangements or practices of the Company that do not relate to the subject matter hereof; (ii) the Equity Documents (except as expressly modified hereby); and (iii) any written agreements between Executive and the Company concerning noncompetition, nonsolicitation, inventions and/or nondisclosure obligations.

14.                               Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after a Qualifying Termination Event but prior to the completion by the Company of all payments due him under Section 4 or Section 5 of this Agreement (as applicable), the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

15.                               Enforceability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.                               Survival.  The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

17.                               Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.                               Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board of Directors.

19.                               Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

20.                               Effect on Other Plans.  An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies.  Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 7 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan.  In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such agreement and this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both.  Further, Section 4 and Section 5 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to Section 4 and Section 5 of this Agreement.

21.                               Governing Law.  This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

22.                               Successors to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment.

23.                               Gender Neutral.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

24.                               Conditions of Benefits.  The amounts payable to the Executive by the Company pursuant to Section 4 or Section 5 hereof shall be conditioned upon, and payable only if, the Executive:  (a) enters into and does not revoke the Separation Agreement and Release within the time period specified therein; (b) returns all property, equipment, confidential information and documentation of the Company; (c) has complied and continues to comply in all material respects with any noncompetition, inventions and/or nondisclosure obligations that the Executive may owe to the Company, whether pursuant to an agreement or applicable law; and (d) provides a signed, written resignation of Executive’s status as an officer and director (if applicable) of the Company and, if applicable, its subsidiaries.  For the avoidance of doubt, failure to enter into and not revoke the Separation Agreement and Release within the time period specified therein shall result in a forfeiture of all severance benefits pursuant to Section 4 or Section 5 and any accelerated vesting of equity associated with the Qualifying Termination Event, if applicable.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company by its duly authorized officer, and by the Executive, as of the date first above written.

VIRTUSA CORPORATION

By:	/s/ Ranjan Kalia
Name: Ranjan Kalia
Title: EVP & CFO

/s/ Roger Keith Modder
Roger Keith Modder

Exhibit A

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Release”) is entered into by and between Roger Keith Modder (the “Executive”) and Virtusa Corporation (the “Company”) in connection with the Amended and Restated Executive Agreement between the Executive and the Company dated [                ] (the “Executive Agreement”).  This is the “Separation Agreement and Release” referenced in the Executive Agreement.  Terms with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Executive Agreement.  The consideration for the Executive’s agreement to this Release consists of the payments pursuant to Section 4 or Section 5 of the Executive Agreement (as applicable), and, if applicable, accelerated vesting of any equity associated with the Qualifying Termination Event, each of which is conditioned on (i) the termination of the Executive’s employment in the event of a Qualifying Termination Event; and (ii) the Executive’s timely execution and nonrevocation of this Release pursuant to the Executive Agreement.

1.                                      Tender of Release.  This Release is automatically tendered to the Executive upon the Date of Termination of the Executive’s employment as a result of the termination of the Executive’s employment in the event of a Qualifying Termination Event.

2.                                      The Executive’s Release of Claims.  The Executive voluntarily releases and forever discharges the Company and its affiliated and related entities, its and their respective predecessors, successors and assigns, their respective employee benefit plans and fiduciaries of such plans, and the current and former members, partners, directors, officers, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (collectively, “Claims”) that, as of the date when the Executive signs this Release, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees.  This general release of Claims includes, without implication of limitation, the release of all Claims:

•                  relating to the Executive’s employment by and the ending of the Executive’s employment relationship with the Company;

•                  of wrongful discharge;

•                  of breach of contract;

•                  of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation, Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and the Age Discrimination in Employment Act);

•                  under any other federal or state statute (including without limitation Claims under the Worker Adjustment and Retraining Notification Act or the Fair Labor Standards Act);

•                  of defamation or other torts;

•                  of violation of public policy;

•                  for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•                  for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

The Executive agrees not to accept damages of any nature, other equitable or legal remedies for the Executive’s own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement.  As a material inducement to the Company to enter into this Agreement, the Executive represents that he has not assigned any Claim to any third party.

3.                                      Limitations on the Executive’s Release of Claims.  Notwithstanding anything in Section 2 of this Release to the contrary:

a.                                      Nothing in this Release limits the Executive’s rights to (i) reimbursement of unreimbursed, approved business expenses that are timely submitted pursuant to the Company’s reimbursement policy, (ii) payment of accrued but unpaid base salary, (iii) payment of amounts that become due pursuant to Section 4 or Section 5 of the Executive Agreement as a result of timely execution and nonrevocation of and compliance with this Release and, if applicable, any accelerated vesting of equity associated with the Qualifying Termination Event, or (iv) indemnification to the extent applicable pursuant to the Company’s bylaws.

b.                                      Equity.  Nothing in this Release is intended to affect the Executive’s rights or obligations under the Equity Documents (as modified by the Executive Agreement) or any other equity awards granted to the Executive under any equity plan (together, the “Equity Documentation”).

c.                                       Statutory Benefit Rights.  Nothing in this Release is intended to release or waive the Executive’s right to COBRA or unemployment insurance benefits.

4.                                      Ongoing Obligations of the Executive.  As a condition of receiving the payments pursuant to Section 4 or Section 5 of the Executive Agreement and, if applicable, any accelerated vesting of equity associated with the Qualifying Termination Event, the Executive hereby reaffirms his ongoing obligations under Section 7 of the Executive Agreement and the Restrictive Covenants Agreement (collectively, the “Ongoing Obligations”), which are incorporated herein by reference.

5.                                      Nondisparagement.  Subject to Section 6, the Executive agrees not to make any disparaging, critical or otherwise detrimental statements to any person or entity concerning any Releasee or the products or services of any Releasee.  This nondisparagement obligation shall not in any way affect the Executive’s obligation to testify truthfully in any legal proceeding.

6.                                      Protected Disclosures.  The Executive understands that nothing contained in this Release limits his ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Release limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any

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Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Release apply to truthful testimony in litigation.  If the Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on his behalf, or if any other third party pursues any claim on his behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action).

7.                                      Defend Trade Secrets Act of 2016.  The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.                                      No Assignment.  The Executive represents that he has not assigned to any other person or entity any Claims against any Releasee.

9.                                      Right to Consider and Revoke Release.  The Executive acknowledges that he has been given the opportunity to consider this Release for a period of 21 days (the “Consideration Period”).  In the event the Executive executed this Release before the end of the Consideration Period, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release until the end of the Consideration Period.  To accept this Release, the Executive shall deliver a signed Release to the Company’s then most senior Human Resources professional (“HR”) before the end of the Consideration Period.  For a period of seven (7) days from the date when the Executive executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by HR on or before the last day of the Revocation Period.  This Release shall take effect only if it is executed within the Consideration Period as set forth above and if it is not revoked pursuant to the preceding sentence.  If the conditions set forth in this Section 9 are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

10.                               Other Terms.

a.                                      Legal Representation; Review of Release.  The Executive acknowledges that he has been advised to discuss all aspects of this Release with his attorney, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

b.                                      Binding Nature of Release.  This Release shall be binding upon the Executive and upon his heirs, administrators, representatives and executors.

c.                                       Modification of Release; Waiver.  This Release may be amended only upon a written agreement executed by the Executive and the Company.  No waiver of any provision of this Release shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Release,

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or the waiver by a party of any breach of this Release, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

d.                                      Severability.  In the event that at any future time it is determined by a court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release.  In the event of such severance, the remaining covenants shall be binding and enforceable; provided, however, and for the avoidance of doubt, in no event shall the Company be required to provide payments to the Executive pursuant to Section 4 or Section 5 (as applicable) of the Executive Agreement if all or part of Section 2 of this Release is held to be invalid or unenforceable.

e.                                       Governing Law and Interpretation.  This Release shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts, without giving effect to its conflict of laws provisions.  The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

f.                                        Entire Agreement; Absence of Reliance.  This Release constitutes the entire agreement between the Executive and the Company and supersedes any previous agreements or understandings between the Executive and the Company, except the Equity Documentation and the Ongoing Obligations and any other obligations specifically preserved in this Release.  The Executive acknowledges that he is not relying on any promises or representations by the Company or the agents, representatives or attorneys of the Company regarding any subject matter addressed in this Release.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Release effective on the Effective Date.

VIRTUSA CORPORATION

By:
Name:
Title:

Date

EXECUTIVE

Roger Keith Modder

Date

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Exhibit B

EMPLOYEE NONCOMPETITION, NONDISCLOSURE, NON-SOLICITATION AND DEVELOPMENTS AGREEMENT

In consideration and as a material condition of my employment or continued employment with Virtusa Corporation, I hereby agree with the Company (as defined below) as follows:

1.                                                      As used in this Employee NonCompetition, Nondisclosure, Non-Solicitation and Developments Agreement (this “Agreement”), the following terms shall have the following respective meanings:

(a)                                 “The Company” shall include Virtusa Corporation and any of its subsidiaries, subdivisions, or affiliates and its and their successors and assigns.  The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

(b)                                 “Company Documentation” shall mean all files, notes, memoranda, reports, lists, data, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature and in any form, whether written, printed, or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs.

(c)                                  “Confidential Information” shall include all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public. By way of illustration, Confidential Information includes, without limitation, any information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential and/or that is maintained by the Company as confidential.  Such Confidential Information shall also include, but is not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans, pricing, financial information and proposals of the Company and any other information which would, given the facts and circumstances, be reasonably considered confidential or is designated as confidential. Confidential Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

(d)                                 The term “Developments” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment or other service relationship with the Company.

2.                                      I will not at any time, whether during or after the termination of my employment, reveal to any person or entity any Confidential Information (as defined in Section 1 hereto), except to Company employees who need to know for the purposes of their employment, or as otherwise authorized by the Company, and I shall keep secret all matters entrusted to me and shall not use or attempt to use except as may be required in the ordinary course of performing my duties as an employee of the Company, any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Company.

Furthermore, I agree that during my employment I shall not make, use or permit to be used any Company Documentation (as defined in Section 1 hereto) otherwise than for the benefit of the Company.  I further agree that I shall not, after the termination of my employment, use or permit others to use any such Company Documentation, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.  Immediately upon the termination of my employment, or earlier if so requested by the Company, I shall deliver all of the foregoing, and all copies thereof in my possession or control, to the Company, at its main office.

3.                                      If at any time or times during my employment, I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Development (as defined in Section 1 hereto) that (a) relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; or (b) results from tasks assigned to me by the Company; or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof are and shall immediately become the sole, exclusive and absolute property of the Company and its assigns, as works made for hire or otherwise.  I shall promptly disclose to the Company (or any persons designated by it) each such Development. I acknowledge that all work performed by me has been and shall continue to be on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions.  I hereby assign any rights (including, but not limited to, any inventions, patentable subject matter, copyrights and trademarks) I may have or acquire in the Developments and benefits and/or rights resulting there from to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

4.                                      I represent that the Developments identified in the pages, if any, attached on Appendix A hereto comprise all the unpatented and unregistered copyrightable Developments which I have made, conceived or created prior to my employment by the Company, which

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Developments are excluded from this Agreement.  I understand that it is only necessary to list the title and purpose of such Developments but not details thereof. This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company.  However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion.  I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee.

5.                                      I hereby represent that I am not a party to, or bound by the terms of, any agreement with any previous employer or other party (i) to refrain from using or disclosing any trade secret or confidential or proprietary information to which I cannot comply in the course of, and in connection with the performance of my duties in connection with, my employment with the Company or (ii) to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  I further represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement (written or oral) with any third party, including without limitation any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.                                      I will, during my employment and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized officers may reasonably require:

(a)                                 to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) patents, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b)                                 to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such patent, copyright, trademark or other analogous protection.

(c)                                  I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.  If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as

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the Company may deem necessary or desirable in order to protect its rights and interests in any Development.

7.                                      I will, during my employment and at any time thereafter consent to the use of my name, picture, voice, image, and/or likeness by the Company.  Further, I waive all claims I have against the Company and its officers, employees, and agents arising out of the Company’s use, adaptation, reproduction, modification, distribution, exhibition, or other commercial exploitation of the undersigned’s name, picture, voice, image, and/or likeness, including but not limited to right of privacy, right of publicity and celebrity, use of voice, name or likeness, defamation, and copyright infringement.  The undersigned further represents and warrants that he/she has not heretofore made any contract or commitment in conflict with this consent and waiver.

8.                                      (a)                                 Acknowledgment:  I agree that while employed by the Company, I have had contact and will have contact with and/or become aware of the Company’s customers, customer prospects and the representatives of those customers and customer prospects, as well as confidential and/or trade secret information concerning their names and addresses, specific customer needs and requirements, and leads and references to prospective customers.  I further agree that the loss of such customers will cause the Company great and irreparable harm.

(b)                                 Non-Solicit/Non-Interference:  Accordingly, during my employment with the Company and for a period of twelve (12) months following the termination of my employment with the Company for any reason (the “Restricted Period”), I agree not to, either individually or jointly, directly or indirectly, either as an employee, employer, operator, agent, independent contractor, owner, consultant, partner, investor or otherwise: (i) offer to provide and/or provide any products or services that compete (whether directly or indirectly) with the products and services offered or planned to be offered by the Company from time to time to any actual or prospective customer of the Company (A) who is being serviced or was serviced by me or employees under my direct or indirect supervision within the 12 months prior to my separation, (B) about whom I obtained confidential and/or trade secret information, (C) who is listed on any of the Company’s internal pipeline discussions or related memoranda, or (D) with whom I (or employees under my direct or indirect supervision) otherwise have dealt while employed by the Company (collectively, a “Company Customer”); (ii) canvass, call upon or solicit any Company Customer for the purpose of providing any products or services that compete (whether directly or indirectly) with the products and services offered or planned to be offered by the Company from time to time to any actual or prospective customer of the Company; (iii) canvass, call upon or solicit any Company Customer for the purpose of competing, whether directly or indirectly, with the Company’s current or planned business; and (iv) accept any business from or perform services for a Company Customer which business or services could be performed by the Company.

9.                                      (a)                                 Acknowledgement:  I acknowledge and recognize the highly competitive nature of the industry in which the Company is involved, and agree that in the course of working for the Company I have had and shall have access to the Company’s trade secrets and confidential information, I have and shall benefit from the Company’s goodwill and I have and shall obtain a competitive advantage as to the Company, its customers and its employees.  I

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further agree that during the period of my employment by the Company, I will devote my full time and best efforts to the Company’s business.

(b)                                 Non-Competition:  Accordingly, during the Restricted Period, I agree that I will not, anywhere in the world, directly or indirectly, alone or with or through any person or entity (whether as a partner, officer, director, consultant, agent, employee, or stockholder of any company or other commercial enterprise), accept employment or any other service relationship with any Competitor (as defined below) of the Company.  The foregoing restriction shall not apply to ownership by me of less than three percent (3%) of the equity securities of any publicly-traded company.  For purposes of this Agreement, “Competitor” shall mean any company whose principal business, or any business unit, division or subsidiary of a company whose principal business, is providing global engineering and information technology services using an off-shore model where at least a majority of the company’s (or in the case of a business unit, division or subsidiary, the majority of employees in such business unit, division or subsidiary, as the case may be) employees are located in non-U.S. locations (e.g., India, Sri Lanka, China etc.).  By way of example only, and not as a limitation to the foregoing, companies like Infosys Technologies Limited, Cognizant Technology Solutions Corporation, Wipro Ltd., Tata Consultancy Services, HCL Technologies, Areteans, NIIT, Capgemini and Evonsys would be deemed a Competitor under this Agreement.

10.                               Non-Solicitation of Employees.  During the Restricted Period, I agree that I will not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent or independent contractor of any company or business organization hire, recruit, solicit or induce, or attempt to hire, recruit, solicit or induce, any employee or consultant of the Company to terminate or otherwise cease his or her employment or consulting relationship with the Company, or assist directly or indirectly in the recruitment or solicitation of any employee or consultant of the Company or otherwise hire or attempt to hire any such employee or consultant of the Company for any purpose, other than on behalf of, and to the benefit of, the Company.  For this purpose, an employee or consultant of the Company means any employee of the Company or any person engaged by the Company as a consultant or any employee or consultant of the Company who was employed or engaged by the Company within six months of any attempt to hire, recruit, solicit, or induce such person.

11.                               (a)                                 Acknowledgement:  I recognize and agree that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the confidential business information, trade secrets and goodwill of the Company.  I agree that, due to the proprietary nature of the Company’s business, the restrictions set forth herein are reasonable as to duration and scope.

(b)                                 Fairness of Scope:  Additionally, I acknowledge and agree that the Company provides services and conducts business on a worldwide basis and, thus, the geographical limitation of the covenant not to compete also is reasonable.  I further agree that the enforcement of this covenant not to compete, whether by injunctive relief, damages, or otherwise, is in no way contrary to public policy and that I will be able to earn a livelihood due to my sufficient capabilities without violating this Agreement.  I understand that that my ability

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to earn a livelihood without violating this Agreement is a material condition of my employment with the Company.

(c)                                  Remedies:  I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder. In the event that the Company must enforce any of the terms of this Agreement, I agree to pay all fees, costs (including reasonable attorney fees and expenses) relating to enforcement of the terms of this Non-Disclosure and Non-Competition Agreement if and to the extent that the Company substantially prevails in the relief or claim which it is seeking.

(d)                                 Tolling:  I agree that if I violate any restrictive covenant in this Non-Disclosure and Non-Competition Agreement (including Sections 8, 9 or 10), the term of any such covenant shall be tolled during the period of any such violation.

12.                               At-Will Employment:  Because the Company employs me on an at-will basis, I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment.

13.                               Waiver:  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

14.                               Severability:  I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.  I hereby further agree that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

15.                               Amendments:  Any amendment to or modification of this Agreement, or any waiver of any provision hereof, shall be in writing and signed by the Company.

16.                               Survival:  My obligations under this Agreement shall survive the termination of my employment or other service relationship with the Company regardless of the reason for or manner of such termination and shall be binding upon my heirs, executors, administrators and legal representation.

17.                               Governing Law; Venue:  Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be governed by and construed only in accordance with the

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laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such Commonwealth, without giving effect to the principles of conflicts of laws of such Commonwealth, and shall be commenced and maintained in any state or federal court located only in Massachusetts, and both parties hereby submit to the jurisdiction and venue of any such court.

18.                               Notification:  I agree and acknowledge that during the applicable periods of this Agreement, I shall inform each prospective new employer I may have, prior to accepting employment, of the existence of this Agreement, and I shall provide each prospective employer with a copy of this Agreement.  I also agree and acknowledge that the Company has the right to independently contact any potential or actual future employer of mine to notify the future employer of my obligations under this Agreement and provide such future employer with a copy of this Agreement.  The Company shall also be entitled to notify such actual or potential future employer of its understanding of the requirements of this Agreement and what steps, if any, it intends to take to ensure compliance with or enforcement of this Agreement.

19.                               Integration:  This Agreement shall constitute the entire agreement between the Company and me pertaining to the subject matter hereof and supersede all prior or contemporaneous agreements, whether oral or written, relating to the subject matter hereof.

20.                               Agreement Remains in Effect; Independence of Obligations: This Agreement shall remain in full force and effect regardless of any changes to my position, compensation, benefits, or other terms and conditions of employment. My obligations under this Agreement are independent of any obligation, contractual or otherwise, the Company has to me.  The Company’s breach of any such obligation shall not be a defense against the enforcement of this Agreement or otherwise limit my obligations under this Agreement.

21.                               Protected Disclosures.  I understand that nothing contained in this Agreement limits my ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.  I also understand that nothing in this Agreement limits my ability to share compensation information concerning myself or others, except that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information.

22.                               Defend Trade Secrets Act of 2016.  I understand that pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

23.                               Acknowledgement:  I have carefully read and considered the provisions of this Agreement and, having done so, I agree that the restrictions set forth in this Agreement are fair

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and reasonable and are reasonably required for the protection of the Company’s interests and its business, officers, directors and employees.

The undersigned has executed this Agreement as of the 25th day of July, 2018.

/s/ Roger Keith Modder
Signature

Roger Keith Modder	7/25/18
Print Name	Date

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APPENDIX A

To:                             Virtusa Corporation

From:

Date:

SUBJECT:                                     Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐                                    No inventions or improvements

☐                                    See below:

☐                                    Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐                                    None

☐                                    See below:

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